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                                                                     EXHIBIT 12

                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS

                                                                         Twelve Months Ended
                                             6/30/99         9/30/98      9/30/97      9/30/96     12/31/95      12/31/94
                                          -------------   ------------ ------------ ------------ ------------  -----------

                                                                                     (dollars in thousands)
Fixed charges, as defined:
   Interest expense                           $ 10,456       $ 10,132        9,436       10,101        9,938        8,090
   Amortization of debt
        issuance expense                           594            605          612          612          606          593
                                          -------------   ------------ ------------ ------------ ------------  -----------

       Total fixed charges                    $ 11,050       $ 10,737       10,048       10,713       10,544        8,683
                                          -------------   ------------ ------------ ------------ ------------  -----------


Earnings, as defined:
   Net earnings                               $ 13,740        $ 9,544       10,627        8,211        7,732        5,760
   Add (deduct):
     Income taxes                                8,209          5,694        6,263        4,272        4,508        3,505
     Fixed charges                              11,050         10,737       10,048       10,713       10,544        8,683
                                          -------------   ------------ ------------ ------------ ------------  -----------

       Total earnings                         $ 32,999       $ 25,975       26,938       23,196       22,784       17,948
                                          -------------   ------------ ------------ ------------ ------------  -----------
Ratio of earnings to
     fixed charges                                2.99           2.42         2.68         2.17         2.16         2.07
                                          -------------   ------------ ------------ ------------ ------------  -----------


Fixed charges and preferred
       dividend requirements:
       Fixed charges                          $ 11,050       $ 10,737       10,048       10,713       10,544        8,683
       Preferred dividend
           requirements                            776            778          811          819          853          898
                                          -------------   ------------ ------------ ------------ ------------  -----------

       Total                                  $ 11,826       $ 11,515       10,859       11,532       11,397        9,581
                                          -------------   ------------ ------------ ------------ ------------  -----------

Ratio of earnings to fixed charges and
    preferred dividend requirements               2.79           2.26         2.48         2.01         2.00         1.87
                                          -------------   ------------ ------------ ------------ ------------  -----------
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